EXHIBIT 10.3

Summary of Oral Agreement for Payment of Services

between Cephalon, Inc.

and

its Board of Directors

dated May 20, 2010

Cephalon, Inc. (“Cephalon’) compensates its non-employee directors through a mix of base cash compensation and stock option grants, summarized as follows:

Cash Compensation:
• Board Service Annual Retainer	$55,000
• Per Meeting Fees
• Attendance in person	$5,000/mtg.
• Attendance by telephone	$2,000/mtg.
• Committee Service Fees
• Audit Committee Chair Annual Retainer	$30,000
• Stock Option and Compensation Committee Chair Annual Retainer	$17,000
• Corporate Governance and Nominating Committee Chair Annual Retainer	$17,000
• Committee Member Annual Retainer	$15,000
• Presiding Director Annual Retainer	$20,000

Options:
• Initial Grant (upon first election or appointment to Board)	15,000 shares
• Annual Grant (dated as of the date of the Annual Meeting)	15,000 shares

Under the Company’s 2004 Equity Compensation Plan (the “2004 Plan”), the initial grant of 15,000 stock options to a non-employee director is made at the time of the earlier to occur of such director’s appointment as a director by the Board or first election to the Board by stockholders. This initial award generally vests over a four-year period, with 25% becoming exercisable on each anniversary of the grant date. Upon the date of re-election to the Board at the Annual Meeting, a non-employee director will receive an annual grant of 15,000 stock options that are fully exercisable on the date of grant. The Board of Directors also may grant options to non-employee directors in addition to the automatic grants described above. Stock options granted to non-employee directors have a ten-year term and are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

Dr. Baldino receives no additional remuneration for his service as a director. The Company also reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company business-related expenses. The Company does not provide retirement benefits or other perquisites to non-employee directors under any current program.